Exhibit 99.6

P 913 621 9500 F 913 321 1243
501 KANSAS AVENUE, KANSAS CITY, KS 66105
WWW.EPIQSYSTEMS.COM

August 6, 2015

VIA EMAIL (GEORGEY@VILLERE.COM) AND OVERNIGHT MAIL

St. Denis J. Villere & Company, L.L.C.

601 Poydras St., Suite 1808

New Orleans, LA 70130

Attention: George Young

Re:	St. Denis J. Villere & Company, L.L.C.

Dear Mr. Young:

Reference is made to that certain Director Appointment Agreement (the “Agreement”), dated as of November 1, 2014, by and among Epiq Systems, Inc., Kevin L. Robert, and St. Denis J. Villere & Company, L.L.C. (“Villere”). Capitalized terms used but not defined in this letter shall have the meanings ascribed to such terms in the Agreement. Pursuant to, among other things, Section 2(a)(ii) of the Agreement, this letter shall constitute notice to Villere prior to the Notification Deadline that the Board of Directors of the Company has unanimously resolved to include, and the Company is including, the Villere Designee on the Company’s slate of nominees for the 2016 Annual Meeting. Therefore, pursuant to, among other things, Section 2(c) of the Agreement, the Standstill Period (including the term of the Agreement) shall continue through and including the date of the 2016 Annual Meeting.

Kind regards,

Jayne Rothman
Senior Vice President, General Counsel and Secretary

Cc:	Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036-6522
Attention: Richard J. Grossman; Paul T. Schnell
(and via email: richard.grossman@skadden.com;
paul.schnell@skadden.com)

Liskow and Lewis
One Shell Square
701 Poydras Street, Suite 5000
New Orleans, LA 70139
Attention: John C. Anjier
(and via email: jcanjier@liskow.com)